Exhibit 10.2

AMENDMENT No.1 TO SHARE PURCHASE AGREEMENT

This AMENDMENT NO. 1 TO SHARE PURCHASE AGREEMENT (this “Agreement”) is made and entered into as of this February 19, 2026 by and among Enquantum Ltd., a company organized under the laws of the State of Israel (the “Company”) and Reliance Global Group Inc., a Florida corporation (the “Investor”).

WHEREAS, the Company and the Investor entered into that certain Share Purchase Agreement dated as of February 5, 2026 (the “SPA”), pursuant to which the Investor agreed to purchase ordinary shares of the Company in tranches tied to milestones as set forth in Annex I to the SPA (the “Milestone Schedule”);

WHEREAS, the parties desire to amend the SPA to provide the Investor with the right to accelerate funding of any or all Milestone Tranches (as defined in the SPA) at the Investor’s sole election;

Capitalized words and phrases used and not otherwise defined elsewhere in this Agreement will have the meanings as set forth in the SPA.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and in the SPA, the parties agree as follows:

1. Amendment to Section 1. The SPA is hereby amended by adding a new Section 1.8 immediately following Section 1.7 as follows:

“1.7. Acceleration Right.

1.7.1 At any time following the initial Closing under the SPA, the Investor shall have the right, in its sole and absolute discretion, to accelerate the funding of any one or more Milestone Tranches set forth in the Milestone Schedule (each, an “Accelerated Tranche”), regardless of whether the applicable milestone(s) for such tranche have been satisfied, by delivering written notice to the Company (an “Acceleration Notice”). The Acceleration Notice shall specify (a) which Milestone Tranche(s) the Investor elects to accelerate, and (b) the proposed closing date for such Accelerated Tranche (the “Accelerated Closing Date”), which shall be no earlier than five (5) Business Days following delivery of the Acceleration Notice. For the avoidance of doubt, the Investor may exercise this acceleration right multiple times with respect to different Milestone Tranches and may accelerate one or more tranches while leaving other tranches subject to their original milestone requirements.

1.7.2 Upon receipt of an Acceleration Notice, the Company shall promptly and diligently take all actions necessary to consummate the issuance of the Ordinary Shares corresponding to such Accelerated Tranche(s) on or before the Accelerated Closing Date, including all required corporate actions, resolutions, filings with the Israeli Registrar of Companies, and updates to the Company’s share register. The Company shall not delay, impede, or raise any objection to any Accelerated Tranche closing and shall fully cooperate with the Investor to effect the closing expeditiously.”

1.7.3. Shares Issued; Ownership Percentage. Upon the closing of any Accelerated Tranche, the Company shall issue to the Investor the number of Ordinary Shares corresponding to such Accelerated Tranche as set forth in the Milestone Schedule, and the Investor’s fully diluted ownership percentage shall increase to the Target Milestone Percentage for such tranche as set forth in Annex I to the SPA.”

“1.7.4. No Waiver of Future Milestones or Other Rights. The exercise of the acceleration right with respect to one or more Milestone Tranches shall not constitute a waiver or modification of (a) the Investor’s right to require satisfaction of the applicable milestone(s) for any non-accelerated Milestone Tranches, or (b) any other term, condition, representation, warranty, covenant, right, remedy, or protection under the SPA or any Transaction Document. The Investor’s election to accelerate one or more tranches creates no expectation, obligation, or right of the Company to require or request acceleration of any other tranche.”

2. Amendment to Section 2.5. The SPA is hereby amended by adding the following new subsection to the end of Section 2.5 (Continuing Conditions to Each Milestone Closing (Tranche Closing Conditions)):

“2.5.9. Effect of Acceleration; Milestone Satisfaction Waived; All Other Rights Preserved. For any Accelerated Tranche (as defined in Section 1.7), the requirement that the applicable milestone(s) set forth in the Milestone Schedule be satisfied prior to such Milestone Closing shall be deemed waived by the Investor. The Company shall have no obligation to satisfy such milestone(s) as a condition to the Accelerated Tranche closing. For the avoidance of doubt, the waiver of milestone satisfaction shall not constitute, and shall not be deemed to constitute, a waiver of (a) any other rights, remedies, or protections of the Investor under the SPA or any Transaction Document, (b) any representations, warranties, covenants, or other obligations of the Company under the SPA or any Transaction Document, (c) any conditions precedent to closing set forth in Section 2 of the SPA (other than milestone satisfaction), or (d) any indemnification rights, termination rights, equitable remedies (including specific performance), or other rights or remedies available to the Investor at law or in equity.”

3. Relationship to SPA. Except as expressly amended hereby, all terms and conditions of the SPA and the Transaction Documents remain in full force and effect. This Amendment supplements and is incorporated into the SPA.

4. Governing Law. This Amendment shall be governed by the same governing law and jurisdiction provisions set forth in the SPA.

5. Counterparts. This Amendment may be executed in counterparts (including by electronic transmission), each of which shall be deemed an original and all of which together shall constitute one instrument.

[Signature page follows]

IN WITNESS WHEREOF, the parties have executed this Amendment No. 1 to Share Purchase Agreement as of the date first written above.

ENQUANTUM LTD.

By:	/s/ Roman Vercetti
Name:	Roman Vercetti
Title:	CEO

RELIANCE GLOBAL GROUP INC.

By:	/s/ Ezra Beyman
Name:	Ezra Beyman
Title:	CEO